UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Targacept, Inc.

(Name of Registrant as Specified In Its Charter)

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Targacept, Inc. 200 East First Street, Suite 300 Winston-Salem, NC 27101 USA Tel: 336-480-2100 Fax: 336-480-2107 www.targacept.com

May 3, 2007

Dear Stockholder,

We cordially invite you to attend our 2007 annual meeting of stockholders to be held at 9:00 a.m. Eastern Daylight Time on Wednesday, June 13, 2007 at Graylyn International Conference Center, 1900 Reynolda Road, Winston-Salem, North Carolina 27106. The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about Targacept, Inc. that you should consider when you vote your shares.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote.

We hope that you will join us on June 13, 2007.

Sincerely,

/s/ J. Donald deBethizy -------------------------------------------------------
J. Donald deBethizy, Ph.D.
President and Chief Executive Officer

Targacept, Inc. 200 East First Street, Suite 300 Winston-Salem, NC 27101 USA Tel: 336-480-2100 Fax: 336-480-2107 www.targacept.com

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Time	9:00 a.m. Eastern Daylight Time

Date	June 13, 2007

Place	Graylyn International Conference Center 1900 Reynolda Road Winston-Salem, North Carolina 27106 USA

Purposes

1.      To elect three Class I directors to the Board of Directors.

2.      To ratify the appointment of Ernst & Young LLP as Targacept’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.      To consider any other business that is properly presented at the meeting.

Record Date	The Board of Directors has fixed the close of business on April 17, 2007 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Alan A. Musso -------------------------------------------------------
Alan A. Musso
Vice President, Chief Financial Officer, Secretary and Treasurer

May 3, 2007

TABLE OF CONTENTS

Targacept, Inc.

200 East First Street, Suite 300

Winston-Salem, NC 27101 USA

336-480-2100

PROXY STATEMENT FOR THE TARGACEPT, INC.

2007 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

WEDNESDAY, JUNE 13, 2007

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board”) of Targacept, Inc. (“Targacept” or the “Company”) is soliciting your proxy to vote at the 2007 annual meeting of stockholders to be held at 9:00 a.m. on Wednesday, June 13, 2007 at Graylyn International Conference Center, 1900 Reynolda Road, Winston-Salem, North Carolina and at any adjournments or postponements thereof. We refer to the 2007 annual meeting of stockholders in this proxy statement as the “meeting.” This proxy statement, together with the accompanying Notice of 2007 Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the meeting.

When are this proxy statement and the accompanying material scheduled to be sent to stockholders?

This proxy statement and accompanying proxy card or, for shares held in “street name” (i.e., held for your account by a bank, broker or other nominee), voting instruction form are scheduled to be sent to stockholders beginning on or about May 3, 2007.

Who can vote?

Only stockholders who owned Targacept common stock at the close of business on the record date of April 17, 2007 are entitled to vote at the meeting.

How many votes can be cast by all stockholders?

A total of 19,143,979 shares of the Company’s common stock were outstanding on April 17, 2007 and entitled to be voted at the meeting. Common stock is our only class of voting stock.

How many votes do I have?

Each share of common stock that you own entitles you to one vote on each matter that is properly presented at the meeting.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•

By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR the nominees to the Board named in this proxy statement, FOR the ratification of Ernst & Young LLP as Targacept’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and at the discretion of the proxy holder with respect to any other business that may properly be brought before the meeting.

•

In person at the meeting. If you attend the meeting, be sure to bring a form of personal picture identification with you. You may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares of common stock are held in street name:

•	By internet or by telephone. You will receive instructions from your bank, broker or other nominee if you are permitted to vote by Internet or telephone.

•	By mail. You will receive instructions from your bank, broker or other nominee explaining how to vote your shares.

•

In person at the meeting. If you attend the meeting, you will need to contact the bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and then bring the proxy card, an account statement or a letter from the record holder indicating that you owned the shares as of the record date and a form of personal picture identification to the meeting.

What are the Board’s recommendations on how to vote my shares?

The Board recommends a vote:

•	FOR election of Charles A. Blixt, Alan W. Dunton, M.D. and Ralph Snyderman, M.D. as Class I directors (page 4); and

•	FOR ratification of the appointment of Ernst & Young LLP as Targacept’s independent registered public accounting firm for the fiscal year ending December 31, 2007 (page 35).

Can I change my vote?

If you give us your proxy, you may revoke it at any time before the meeting in any one of the following ways:

•	signing a new proxy card bearing a later date and submitting it as instructed above;

•	notifying Targacept’s Secretary in writing before the meeting that you have revoked your proxy; or

•	attending the meeting in person and voting in person. Merely attending the meeting in person will not in and of itself revoke a previously submitted proxy.

If your shares are held in street name, you also have the right to revoke your proxy at any time before the meeting. Please contact your bank, broker or other nominee for specific instructions as to how to revoke a proxy by Internet or by telephone.

Will my shares be voted if I do not return my proxy card?

If your shares are registered in your name, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How do I vote?”

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How do I vote?,” the bank, broker or other nominee has the authority to vote your shares on Proposals 1 and 2. We encourage you to provide voting instructions. This ensures that your shares will be voted at the meeting in the manner you desire.

What vote is required to approve each proposal and how are votes counted?

The holders of a majority of all of the shares of common stock entitled to vote at the meeting, present in person or by proxy, will constitute a quorum at the meeting. Shares represented by stockholders of record who are present at the meeting in person or by proxy, including abstentions and broker non-votes, will be counted for purposes of determining whether a quorum exists. The term “broker non-vote” refers to any particular matter for which your broker cannot vote your shares because it has not received instructions from you and does not have discretionary voting authority.

Assuming the existence of a quorum at the meeting:

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the persons receiving a plurality of the votes cast by the shares entitled to vote will be elected as directors. Broker non-votes will not be counted as a vote in favor of or against the election of any nominee and will have no effect on the outcome of the election of directors.

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the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm will be approved if the votes cast in favor of the proposal constitute a majority of the shares present and entitled to vote on the proposal. Broker non-votes will not be counted as a vote in favor of or against the proposal and will have no effect on the outcome of the vote on the proposal. Abstentions constitute shares present and entitled to vote and, therefore, will have the effect of a vote against the proposal.

Could other matters be decided at the meeting?

Targacept does not know of any other matters that may be presented for action at the meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, the broker, bank or other nominee will not be able to vote your shares on any other business that comes before the meeting unless it receives instructions from you with respect to such matter.

Is there a list of stockholders entitled to vote at the meeting?

A list of stockholders of record will be available, for any purpose germane to the meeting, at the meeting and for 10 days prior to the meeting at the office of the Secretary during business hours at our executive offices at 200 East First Street, Suite 300, Winston-Salem, North Carolina 27101.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to revoke your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you hold shares under multiple names or with multiple brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Alan A. Musso, the Company’s Secretary, at (336) 480-2100. If you hold your shares in street name, please contact the telephone number provided on your voting instruction form or contact your bank, broker or other nominee holder directly.

What are the costs of soliciting these proxies?

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by and on behalf of the Board. We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will not pay these directors and employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies.

Attending the annual meeting

The meeting will be held at 9:00 a.m. Eastern Daylight Time on Wednesday, June 13, 2007 at Graylyn International Conference Center, 1900 Reynolda Road, Winston-Salem, North Carolina. When you arrive at the meeting, signs will direct you to the appropriate meeting room.

ELECTION OF DIRECTORS

(Proposal 1)

The Board consists of nine members divided into three classes, with one class to be elected at each annual meeting of stockholders to serve for a three-year term. The term of our Class I directors expires at the meeting; the term of our Class II directors expires at the 2008 annual meeting of stockholders; and the term of our Class III directors expires at the 2009 annual meeting of stockholders; with each director to hold office until his or her successor is duly elected and qualified or until his or her death, retirement, resignation or removal. Our Class I directors are Charles A. Blixt, Alan W. Dunton, M.D. and Elaine V. Jones, Ph.D. Our Class II directors are M. James Barrett, Ph.D., J. Donald deBethizy, Ph.D. and John P. Richard. Our Class III directors are G. Steven Burrill, Errol B. De Souza, Ph.D. and Mark Skaletsky.

Effective April 24, 2007, the Board, acting upon the recommendation of its Governance and Nominating Committee, nominated Charles A. Blixt, Alan W. Dunton, M.D. and Ralph Snyderman, M.D. for election as Class I directors at the meeting. Class I directors elected at the meeting will serve for a term to expire at the 2010 annual meeting of stockholders, with each director to hold office until his successor is duly elected and qualified or until his death, retirement, resignation or removal. Elaine V. Jones, Ph.D., currently a Class I director, is not standing for re-election to the Board. Dr. Jones, a general partner of the venture capital fund EuclidSR Partners, L.P., has served as a director since August 2000.

Unless authority to vote for a particular nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election of each of Charles A. Blixt, Alan W. Dunton, M.D. and Ralph Snyderman, M.D. as Class I directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted at the meeting is required to elect each nominee as a director.

Nominees for Election

Name	Age	Position
Charles A. Blixt	55	Class I Director
Alan W. Dunton, M.D.	52	Class I Director
Ralph Snyderman, M.D.	67	Director nominee

Charles A. Blixt has been a member of the Board since August 2000. From September 2006 to April 2007, Mr. Blixt served as the interim general counsel of Krispy Kreme Doughnuts, Inc., a branded specialty retailer. From August 2004 to August 2006, he was executive vice president, general counsel and assistant secretary of Reynolds American Inc. From June 1999 to August 2006, he held positions of increasing responsibility with R.J. Reynolds Tobacco Holdings, Inc. From January 1998 to August 2006, he served as executive vice president and general counsel of R.J. Reynolds Tobacco Company. Mr. Blixt currently serves on the board of directors of each of the publicly-traded companies Krispy Kreme Doughnuts, Inc. and Swedish Match AB.

Alan W. Dunton, M.D. has been a member of the Board since October 2006. Since January 2007, he has been chief executive officer of Panacos Pharmaceuticals Inc., a pharmaceutical company. From January 2006 to

January 2007, he served as chairman of the board of ActivBiotics, Inc. From January 2003 to December 2005, he served as chief executive officer of Metaphore Pharmaceuticals. From January 2002 to December 2002, he served as chief operating officer of Emisphere Technologies, Inc. Each of ActivBiotics, Metaphore Pharmaceuticals and Emisphere Technologies is a biotechnology company. Dr. Dunton currently serves on the board of directors of each of the publicly-traded companies MediciNova, Inc., Adams Respiratory Therapeutics, Inc. and Panacos Pharmaceuticals Inc.

Ralph Snyderman, M.D. has been Chancellor Emeritus and James B. Duke Professor of Medicine at Duke University since July 2004. He is also founder and chief executive officer of Proventys Inc., a developer of diagnostic tools for use with personalized medicine. In addition, he has consulted for New Enterprise Associates as a venture partner since January 2006. Dr. Snyderman has previously served as Chancellor for Health Affairs, executive dean of the School of Medicine, and president and chief executive officer of the Duke University Health System. Dr. Snyderman currently serves on the board of directors of the publicly-traded company The Procter and Gamble Company. Dr. Snyderman was recommended as a nominee to the Governance and Nominating Committee of the Board by one of our non-employee directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF CHARLES A. BLIXT, ALAN W. DUNTON, M.D. AND RALPH SNYDERMAN, M.D. AS CLASS I DIRECTORS.

Continuing Directors

Our directors who will continue to serve on the Board after the meeting, their ages and positions with Targacept and other biographical information are set forth below.

Name	Age	Position
Mark Skaletsky	58	Chairman of the Board; Class III Director
M. James Barrett, Ph.D.	64	Class II Director
G. Steven Burrill	62	Class III Director
Errol B. De Souza, Ph.D.	53	Class III Director
J. Donald deBethizy, Ph.D.	56	President and Chief Executive Officer; Class II Director
John P. Richard	49	Class II Director

Mark Skaletsky has been a member of the Board since February 2001 and has been our Chairman since January 2002. Since March 2001, he has been the chairman and chief executive officer of Trine Pharmaceuticals, Inc., formerly Essential Therapeutics, Inc., a privately held drug discovery and development company. From May 1993 to January 2001, Mr. Skaletsky was the president and chief executive officer of GelTex Pharmaceuticals, Inc., a publicly-traded pharmaceutical company. Mr. Skaletsky is a member of the board of directors of each of the publicly-traded companies Advanced Magnetics, Inc., Alkermes, Inc. and ImmunoGen, Inc. Essential Therapeutics and its wholly owned subsidiaries filed for protection under Chapter 11 of the United States Bankruptcy Code in May 2003. The plan of reorganization for Essential Therapeutics became effective in October 2003 by order of the United States Bankruptcy Court for the District of Delaware, and Essential Therapeutics was renamed Trine Pharmaceuticals, Inc. in November 2003.

M. James Barrett, Ph.D. has been a member of the Board since December 2002. Since September 2001, Dr. Barrett has been a general partner of New Enterprise Associates, a venture capital firm that focuses on the medical and life sciences and information technology industries. He is a member of the board of directors of each of the publicly-traded companies Inhibitex, Inc., Iomai Corporation, MedImmune, Inc., Pharmion Corporation and YM Biosciences Inc.

G. Steven Burrill has been a member of the Board since August 2006. He also previously served as a member of the Board from August 2000 to August 2005. Since January 1994, he has been the chief executive officer of Burrill & Company LLC, a merchant bank that he founded. Prior to founding Burrill & Company LLC, Mr. Burrill spent 27 years with Ernst & Young LLP, including the last 17 as a partner of the firm. He is a member of the board of directors of the publicly-traded company DepoMed, Inc.

J. Donald deBethizy, Ph.D. has been our Chief Executive Officer and a member of the Board since August 2000. Dr. deBethizy has been our President since March 1997. Dr. deBethizy has been an adjunct professor in the Department of Physiology and Pharmacology at Wake Forest University School of Medicine since October 1991 and has been an adjunct professor of toxicology in the Integrated Toxicology Program at Duke University since May 1988.

Errol B. De Souza, Ph.D. has been a member of the Board since January 2004. Since March 2003, he has been president, chief executive officer and a director of Archemix Corporation, a privately held biotechnology company. From September 2002 to March 2003, he was president, chief executive officer and a director of Synaptic Pharmaceutical Corporation, a publicly-traded biopharmaceutical company that was acquired by H. Lundbeck A/S in March 2003. From September 1998 to September 2002, he was senior vice president and site head of U.S. drug innovation & approval (research and development) of Aventis Pharma SA, a pharmaceutical company formed by the merger of Hoechst Marion Roussel and Rhone-Poulenc Rorer Inc. Dr. De Souza is a member of the board of directors of each of the publicly-traded companies IDEXX Laboratories, Inc. and Palatin Technologies, Inc.

John P. Richard has been a member of the Board since November 2002. Since June 2005, he has been a partner of Georgia Venture Partners, a biotechnology venture capital firm. In addition, he has served as Senior Business Advisor to GPC Biotech AG, a drug discovery and development company based in Munich, Germany, since April 1999 and as a consultant to Nomura Phase4 Ventures, a private equity fund, or an affiliated entity since January 2000. Mr. Richard is a member of the board of directors of the publicly-traded company Altus Pharmaceuticals Inc.

Executive Officers

Our executive officers who are not also directors, their ages and positions at Targacept and other biographical information are set forth below.

Name	Age	Position
Merouane Bencherif, M.D., Ph.D.	52	Vice President, Preclinical Research
Jeffrey P. Brennan	49	Vice President, Business and Commercial Development
William S. Caldwell, Ph.D.	53	Vice President, Drug Discovery and Development
Geoffrey C. Dunbar, M.D.	60	Vice President, Clinical Development and Regulatory Affairs
Alan A. Musso	45	Vice President, Chief Financial Officer, Secretary and Treasurer
Peter A. Zorn	37	Vice President, Legal Affairs, General Counsel and Assistant Secretary

Merouane Bencherif, M.D., Ph.D. has been our Vice President, Preclinical Research since August 2002. From August 2000 to August 2002, he was our Vice President, Biological Sciences. Since March 2002, Dr. Bencherif has been an associate professor in the Department of Physiology and Pharmacology at Wake Forest University School of Medicine.

Jeffrey P. Brennan has been our Vice President, Business and Commercial Development since September 2003. From September 2000 to May 2003, Mr. Brennan was vice president, commercial development at Sanofi-Synthélabo Inc., a global pharmaceutical company based in Paris, France.

William S. Caldwell, Ph.D. has been our Vice President, Drug Discovery and Development since August 2000.

Geoffrey C. Dunbar, M.D. has been our Vice President, Clinical Development and Regulatory Affairs since June 2001.

Alan A. Musso has been our Vice President, Chief Financial Officer, Secretary and Treasurer since February 2002. From February 2001 to February 2002, Mr. Musso was vice president and chief financial officer of Osiris Therapeutics, Inc., a biotechnology company. Mr. Musso is a certified public accountant and a certified management accountant.

Peter A. Zorn has been our Vice President, Legal Affairs, General Counsel and Assistant Secretary since January 2006. From May 2003 to January 2006, he was our Corporate Counsel and Assistant Secretary. From January 1998 to May 2003, Mr. Zorn practiced with the law firm Womble Carlyle Sandridge & Rice, PLLC.

CORPORATE GOVERNANCE

Director Independence

The listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and our Corporate Governance Guidelines require that our Board of Directors consist of a majority of independent directors, as determined under the applicable NASDAQ listing standard. The Board, acting upon the recommendation of its Governance and Nominating Committee, has determined that each of Mr. Skaletsky, Dr. Barrett, Mr. Blixt, Mr. Burrill, Dr. De Souza, Dr. Dunton, Dr. Jones, Mr. Richard and Dr. Snyderman qualifies as independent.

For purposes of qualifying as independent to serve on the Audit Committee of the Board, applicable NASDAQ listing standards and Securities and Exchange Commission (“SEC”) rules require that a director not accept any consulting, advisory, or other compensatory fee from us, other than for Board service, or be an affiliated person of us. All of the members of our Audit Committee satisfy this requirement.

The Board and its Committees

During fiscal 2006, the Board met six times, either in person or by conference telephone, and acted an additional one time by written consent. Each of our directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served. Our Corporate Governance Guidelines, as in effect following completion of our initial public offering, provide that the members of the Board are expected to attend annual meetings of stockholders. We completed our initial public offering in April 2006.

The Board has an Audit Committee, Compensation Committee and Governance and Nominating Committee. A brief description of these committees and their current memberships follows.

Governance and Nominating Committee

The current members of the Governance and Nominating Committee are Dr. De Souza, Mr. Blixt, Dr. Dunton and Mr. Skaletsky, with Dr. De Souza serving as chairman. In 2006, the Governance and Nominating Committee of the Board met five times, either in person or by conference telephone. You can find the Governance and Nominating Committee charter on the “Investor Relations” page of our website, www.targacept.com, under the “Corporate Governance” tab. Specific responsibilities of the Governance and Nominating Committee include:

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identifying individuals qualified to serve as directors, recommending to the Board nominees for election at our annual meetings of stockholders and recommending to the Board individuals to fill vacancies on the Board;

•	making recommendations to the Board concerning the criteria for membership on the Board and the size, composition, chairmanship and compensation of the Board and its committees;

•	monitoring and making recommendations to the Board regarding corporate governance matters;

•	generally advising the Board on corporate governance matters; and

•	conducting an annual review of the performance of the Board and its committees.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended nominees, the Governance and Nominating Committee applies certain criteria found in our Corporate Governance Guidelines. Each nominee should possess:

•	a reputation for integrity, honesty and adherence to high ethical standards;

•	sound judgment and a willingness and ability to contribute positively to decision-making processes;

•	a commitment to understand us and our industry and to regularly attend and participate in meetings of the Board and, as applicable, its committees;

•

the interest and ability to understand sometimes conflicting interests of various constituencies, such as stockholders, employees, customers, governmental or regulatory bodies, creditors and the general public, and to act in the interests of all stockholders; and

•	no actual or apparent conflict of interest that would impair the ability to represent the interests of all stockholders and to fulfill the responsibilities of a director.

The objective of the Governance and Nominating Committee is that the backgrounds and qualifications of the directors as a group provide a significant breadth of experience, knowledge and abilities.

Audit Committee

The current members of the Audit Committee are Mr. Blixt, Mr. Burrill and Mr. Richard, with Mr. Blixt serving as chairman. The Board has determined that Mr. Burrill is an “audit committee financial expert” within the meaning of applicable SEC rules.

In 2006, the Audit Committee met seven times, either in person or by conference telephone, and acted one additional time by written consent. You can find the Audit Committee charter on the “Investor Relations” page of our website, www.targacept.com, under the “Corporate Governance” tab. The Audit Committee assists the Board in its oversight of our accounting, financial reporting and internal control functions. Specific responsibilities of the Audit Committee include:

•	oversight of the audit process;

•	appointment, compensation, retention and oversight of any independent auditor, including evaluating auditor independence;

•

oversight of our compliance with legal and regulatory requirements, including approval of related person transactions and establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters; and

•	preparing the report required to be included in our annual proxy statement in accordance with applicable SEC rules.

Compensation Committee

The current members of the Compensation Committee are Mr. Skaletsky, Dr. Barrett and Dr. Jones, with Mr. Skaletsky serving as chairman. In 2006, the Compensation Committee met four times, either in person or by conference telephone, and acted one additional time by written consent. You can find the Compensation

Committee charter on the “Investor Relations” page of our website, www.targacept.com, under the “Corporate Governance” tab. Specific responsibilities of the Compensation Committee include:

•	periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for our executive officers and other employees;

•	reviewing the performance of our chief executive officer and establishing the compensation of all of our executive officers;

•	administering our 2006 stock incentive plan and any other stock-based plans and other employee benefit and incentive plans;

•

reviewing and discussing with management our Compensation Discussion and Analysis disclosure and formally recommending to the Board that it be included in our annual report on Form 10-K (either directly or by incorporation by reference to our annual proxy statement); and

•	preparing the Compensation Committee report for inclusion in our annual report on Form 10-K (either directly or by incorporation by reference to our annual proxy statement).

The Compensation Committee regularly consults with members of our executive management team regarding our executive compensation program. Our executive compensation program, including the role members of our executive management team play in assisting with establishing compensation, is discussed below under “Compensation Discussion and Analysis.”

The Compensation Committee has the discretion to delegate any of its authority to a subcommittee. In addition, the Board has delegated to Dr. deBethizy, as Chief Executive Officer, the authority to make awards under the 2006 stock incentive plan, subject to limits and other conditions specified by the Board or the Compensation Committee, the terms of that plan and applicable law. In particular, Dr. deBethizy does not have the authority to make awards to our executive management team.

Compensation Committee Interlocks and Insider Participation

None of Mr. Skaletsky, Dr. Barrett or Dr. Jones was an officer within the meaning of Rule 3b-2 under the Securities Exchange Act of 1934 (the “1934 Act”) or employee of ours during or prior to fiscal 2006. In addition, neither Mr. Skaletsky nor Dr. Jones had any relationship requiring disclosure by us under Item 404 of Regulation S-K (Transactions with Related Persons, Promoters and Certain Control Persons). Dr. Barrett is a general partner of NEA Partners 10, Limited Partnership, the general partner of New Enterprise Associates 10, Limited Partnership. New Enterprise Associates 10, Limited Partnership, which beneficially owns more than 5% of our outstanding shares of common stock, purchased 350,000 shares of common stock at a price of $9.00 per share in our initial public offering that we completed in April 2006.

None of our executive officers served during fiscal 2006 as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has any executive officer who serves on our Board or Compensation Committee.

Process for Director Nominations

The Governance and Nominating Committee recommends to the Board individuals to be nominated for election as directors. The committee receives recommendations for nominees from members of the Board, management or third parties and will also consider any nominees that are recommended by stockholders in accordance with applicable law. In addition, in fiscal 2006 and 2007, we retained the services of a search firm to help identify potential candidates for director and evaluate them against criteria that we provided. Once a candidate is identified, the committee evaluates his or her qualifications and other biographical information, taking into account the backgrounds and qualifications of the continuing members of the Board. Members of the committee and our Chief Executive Officer then interview select candidates recognized as particularly promising. In considering incumbent directors for nomination, the committee also considers a director’s prior contributions to the functioning of the Board. Following discussion of the candidates identified and evaluated, the committee recommends to the Board a slate of nominees for election.

You may recommend individuals for consideration by the Governance and Nominating Committee as potential director nominees by submitting their names, together with appropriate biographical information and background materials, to Governance and Nominating Committee, c/o Secretary, Targacept, Inc., 200 East First Street, Suite 300, Winston-Salem, North Carolina 27101. Your submission must also include a statement as to whether you have beneficially owned or, if the recommendation is being made by a group of stockholders, whether the group of stockholders has beneficially owned, more than 5% of our common stock for at least one year as of the date such recommendation is made. Assuming that appropriate biographical and background material has been provided to the committee in a timely manner, the committee will evaluate stockholder-recommended candidates using substantially the same process and in substantially the same manner as described above. Additional requirements and deadlines relating to stockholder proposals of candidates for director at an annual meeting of stockholders are described below in this proxy statement under “Deadline for Stockholder Proposals.”

Stockholder Communications

The Board will receive and review written communications submitted by stockholders to the attention of the Board. The chairman of the Governance and Nominating Committee is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Board of Directors, c/o Secretary, Targacept, Inc., 200 East First Street, Suite 300, Winston-Salem, North Carolina 27101. The Secretary will forward all communications addressed to the Board to the chairman of the Governance and Nominating Committee. You should indicate on your correspondence that you are a Targacept stockholder. In addition, you can find procedures to express any concerns or complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committee on the “Investor Relations” page of our website, www.targacept.com, under the “Corporate Governance” tab.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that address a number of matters applicable to directors, including, as examples, independence, qualification standards, compensation, conduct and frequency of meetings, executive sessions and management evaluation and succession. You can find our Corporate Governance Guidelines on the “Investor Relations” page of our website, www.targacept.com, under the “Corporate Governance” tab.

Code of Business Conduct and Ethics

The Board has also adopted a Code of Business Conduct and Ethics applicable to all Company personnel, including our directors and executive officers. The Code is designed, among other things, to reflect our commitment to fair and ethical conduct and compliance with law. You can find the Code on the “Investor Relations” page of our website, www.targacept.com, under the “Corporate Governance” tab. We also intend to post on our website any amendment to the Code that requires disclosure under applicable law, SEC rules or NASDAQ listing standards. Any waiver of the Code for any executive officer or director must be approved by the Board and will be disclosed on a Form 8-K filed with the SEC, along with the reasons for the waiver.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our common stock is our only class of voting security. The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2007 for:

•	each of the individuals identified as “named executive officers” in the Summary Compensation Table on page 25 of this proxy statement;

•	each of our directors and director nominees;

•	all of our directors and executive officers as a group; and

•	each person, entity or group of affiliated persons or entities known by us to beneficially own more than 5% of our common stock.

Beneficial ownership is determined under SEC rules and includes sole or shared voting power or investment power with respect to shares of our common stock. The number and percentage of shares beneficially owned by a person or entity also include shares of common stock subject to stock options that are currently exercisable or become exercisable within 60 days of March 31, 2007. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned of any other person or entity. Except as indicated in footnotes to this table, the beneficial owners named in this table have, to our knowledge, sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, except, where applicable, to the extent authority is shared by spouses under community property laws. Percentage of shares beneficially owned is based on 19,142,142 shares of common stock outstanding on March 31, 2007. Unless otherwise indicated, the address of all listed beneficial owners is c/o Targacept, Inc., 200 East First Street, Suite 300, Winston-Salem, North Carolina 27101.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned as of March 31, 2007		Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with New Enterprise Associates 10, Limited Partnership	3,272,999	(1)	17.1%
1119 St. Paul Street Baltimore, Maryland 21202

Entities affiliated with Nomura Phase4 Ventures Limited Nomura House 1 St. Martin’s-le-Grand London EC1A 4NP United Kingdom	2,136,904	(2)	11.2%

Entities affiliated with EuclidSR Partners, L.P. 45 Rockefeller Plaza, Suite 3240 New York, New York 10111	1,888,161	(3)	9.9%

Entities affiliated with BVF Partners L.P. 900 North Michigan Avenue, Suite 1100 Chicago, Illinois, 60611	1,091,830	(4)	5.7%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,000,000	(5)	5.2%

Entities affiliated with Oxford Bioscience Partners IV, L.P. 222 Berkeley Street, Suite 1650 Boston, Massachusetts 02116	967,856	(6)	5.1%

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned as of March 31, 2007		Percentage of Shares Beneficially Owned
Directors, Director Nominee and Named Executive Officers
Mark Skaletsky	11,332	(7)	*
M. James Barrett	3,272,999	(8)	17.1%
Charles A. Blixt	—		—
G. Steven Burrill	785,395	(9)	4.1%
Alan W. Dunton	—		—
Errol B. De Souza	5,333	(10)	*
Elaine V. Jones	1,888,161	(11)	9.9%
John P. Richard	6,333	(12)	*
Ralph Snyderman	—		—
J. Donald deBethizy	481,023	(13)	2.5%
Alan A. Musso	131,980	(14)	*
Jeffrey P. Brennan	64,798	(15)	*
Geoffrey C. Dunbar	155,060	(16)	*
Merouane Bencherif	151,454	(17)	*
All executive officers and directors as a group (15 persons)	7,155,391	(18)	37.4%

*	Represents beneficial ownership of less than one percent of our common stock

(1)	Includes 3,263,512 shares owned of record by New Enterprise Associates 10, Limited Partnership, for which voting and investment power is shared by M. James Barrett, Peter J. Barris, C. Richard Kramlich, Charles W. Newhall, III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor, III, each of whom is a general partner of NEA Partners 10, Limited Partnership, the general partner of New Enterprise Associates 10, Limited Partnership; 3,154 shares owned of record by NEA Ventures 2002, Limited Partnership, for which voting and investment power is held by its general partner, Pamela J. Clark; and 2,000 shares owned of record by, and 4,333 shares of common stock issuable upon exercise of stock options exercisable currently or within 60 days of March 31, 2007 held by, NEA Development Corp., for which voting and investment power is shared by M. James Barrett, Charles W. Newhall, III, Mark W. Perry, Peter J. Barris, C. Richard Kramlich, Scott D. Sandell and Ryan D. Drant through their ownership of NEA Management Co., LLC. NEA Management Co., LLC is the sole owner of NEA Development Corp. Dr. Barrett, one of our directors, and each of the other general partners of NEA Partners 10, Limited Partnership and NEA Ventures 2002, Limited Partnership disclaims beneficial ownership of the shares held by each of the aforementioned entities except to the extent of his or her pecuniary interest therein.

(2)	Includes 1,190,476 shares owned of record by Nomura International plc and 946,428 shares owned of record by Nomura Phase4 Ventures L.P. Nomura Phase4 Ventures Limited, as appointee of Nomura International plc and Nomura Phase4 Ventures GP Limited, the general partner of Nomura Phase4 Ventures L.P., has voting and investment power over the shares held by Nomura International plc and Nomura Phase4 Ventures L.P. Mr. Aoki Hiromichi, the Head of Merchant Banking, Nomura International plc, and Dr. Denise Pollard-Knight, the Head of Nomura Phase4 Ventures, are the only two members of the board of directors of Nomura Phase4 Ventures Limited and both of them, acting together, exercise the voting and investment power of Nomura Phase4 Ventures Limited. Mr. Hiromichi exercises these powers in his capacity as director of Nomura Phase4 Ventures Limited and as Head of Merchant Banking, Nomura International plc. Mr. Hiromichi and Dr. Pollard-Knight disclaim beneficial ownership of these shares.

(3)

Includes 1,510,883 shares owned of record by, and 5,333 shares of common stock issuable upon exercise of stock options exercisable currently or within 60 days of March 31, 2007 held by, EuclidSR Partners, L.P., for which voting and investment power is shared by Elaine V. Jones, Graham D.S. Anderson, Barbara J. Dalton, Milton J. Pappas, Stephen K. Reidy and Raymond J. Whitaker, each of whom is a general partner of EuclidSR Associates, L.P., the general partner of EuclidSR Partners, L.P.; and 371,945 shares owned of record by EuclidSR Biotechnology Partners, L.P., for which voting and investment power is shared by

Elaine V. Jones, Graham D.S. Anderson, Barbara J. Dalton, Milton J. Pappas, Stephen K. Reidy and Raymond J. Whitaker, each of whom is a general partner of EuclidSR Biotechnology Associates, L.P., the general partner of EuclidSR Biotechnology Partners, L.P. Dr. Jones, one of our directors, and each of the other general partners of EuclidSR Associates, L.P. and EuclidSR Biotechnology Associates, L.P. disclaims beneficial ownership of the shares held by each of the aforementioned entities except to the extent of his or her pecuniary interest therein.

(4)	The information reported is based on a Schedule 13G filed with the SEC on February 5, 2007. Includes 241,130 shares owned of record by Biotechnology Value Fund, L.P., 160,300 shares owned of record by Biotechnology Value Fund II, L.P., 621,800 shares owned of record by BVF Investments, L.L.C. and 68,600 shares owned of record by Investment 10, L.L.C. BVF Partners L.P. and BVF Inc. share voting and investment power with respect to the shares owned by each of Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., BVF Investments, L.L.C. and Investment 10, L.L.C.

(5)	The information reported is based on a Schedule 13G filed with the SEC on February 14, 2007. Wellington Management, in its capacity as investment adviser, shares investment power with respect to these shares, which are held of record by clients of Wellington Management.

(6)	Includes 958,242 shares owned of record by Oxford Bioscience Partners IV L.P. and 9,614 shares owned of record by mRNA Fund II L.P., for which voting and investment power is shared by Alan G. Walton, Jonathan J. Fleming, Jeffrey T. Barnes, Mark P. Carthy and Michael Lytton, each of whom are general partners of OBP Management IV L.P., the sole general partner of Oxford Bioscience Partners IV L.P. and mRNA Fund II L.P. Each of Oxford Bioscience Partners IV L.P. and mRNA Fund II L.P. disclaim beneficial ownership of any shares held of record by the other. Each of the general partners of OBP Management IV L.P. disclaims beneficial ownership of the shares held by each of the aforementioned entities except to the extent of his pecuniary interest therein.

(7)	Does not include 20,000 shares of common stock subject to an option to be granted to Mr. Skaletsky as of a grant date three business days following public announcement by us of our financial results for the quarter ended March 31, 2007, for which corporate action was taken in December 2006.

(8)	Includes 3,263,512 shares owned of record by New Enterprise Associates 10, Limited Partnership, for which voting and investment power is shared by M. James Barrett, Peter J. Barris, C. Richard Kramlich, Charles W. Newhall, III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor, III, each of whom is a general partner of NEA Partners 10, Limited Partnership, the general partner of New Enterprise Associates 10, Limited Partnership; 3,154 shares owned of record by NEA Ventures 2002, Limited Partnership, for which voting and investment power is held by its general partner, Pamela J. Clark; and 2,000 shares owned of record by, and 4,333 shares of common stock issuable upon exercise of stock options exercisable currently or within 60 days of March 31, 2007 held by, NEA Development Corp., for which voting and investment power is shared by M. James Barrett, Charles W. Newhall, III, Mark W. Perry, Peter J. Barris, C. Richard Kramlich, Scott D. Sandell and Ryan D. Drant through their ownership of NEA Management Co., LLC. NEA Management Co., LLC is the sole owner of NEA Development Corp. Dr. Barrett, one of our directors, and each of the other general partners of NEA Partners 10, Limited Partnership and NEA Ventures 2002, Limited Partnership disclaims beneficial ownership of the shares held by each of the aforementioned entities except to the extent of his or her pecuniary interest therein. Does not include 20,000 shares of common stock subject to an option to be granted to Dr. Barrett as of a grant date three business days following public announcement by us of our financial results for the quarter ended March 31, 2007, for which corporate action was taken in December 2006.

(9)

Includes 778,062 shares owned of record by Burrill Biotechnology Capital Fund, L.P., for which voting and investment power is shared by G. Steven Burrill, Roger E. Wyse and Ann F. Hanham, the members of its investment committee; 2,000 shares owned of record by Burrill & Company LLC and 5,333 shares of common stock issuable upon exercise of stock options exercisable currently or within 60 days of March 31, 2007 held by Burrill & Company LLC, for which voting and investment power is held by G. Steven Burrill, the chief executive officer of Burrill & Company LLC. Mr. Burrill and each of the other members of the investment committee of Burrill Biotechnology Capital Fund, L.P. disclaim beneficial ownership of the shares held by

Burrill Biotechnology Capital Fund, L.P. except to the extent of his or her pecuniary interest therein. Does not include 20,000 shares of common stock subject to an option to be granted to Mr. Burrill as of a grant date three business days following public announcement by us of our financial results for the quarter ended March 31, 2007, for which corporate action was taken in December 2006.

(10)	Includes 3,333 shares of common stock subject to options exercisable currently or within 60 days of March 31, 2007. Does not include 20,000 shares of common stock subject to an option to be granted to Dr. De Souza as of a grant date three business days following public announcement by us of our financial results for the quarter ended March 31, 2007, for which corporate action was taken in December 2006.

(11)	Includes 1,510,883 shares owned of record by, and 5,333 shares of common stock issuable upon exercise of stock options exercisable currently or within 60 days of March 31, 2007 held by, EuclidSR Partners, L.P., for which voting and investment power is shared by Elaine V. Jones, Graham D.S. Anderson, Barbara J. Dalton, Milton J. Pappas, Stephen K. Reidy and Raymond J. Whitaker, each of whom is a general partner of EuclidSR Associates, L.P., the general partner of EuclidSR Partners, L.P.; and 371,945 shares owned of record by EuclidSR Biotechnology Partners, L.P., for which voting and investment power is shared by Elaine V. Jones, Graham D.S. Anderson, Barbara J. Dalton, Milton J. Pappas, Stephen K. Reidy and Raymond J. Whitaker, each of whom is a general partner of EuclidSR Biotechnology Associates, L.P., the general partner of EuclidSR Biotechnology Partners, L.P. Dr. Jones, one of our directors, and each of the other general partners of EuclidSR Associates, L.P. and EuclidSR Biotechnology Associates, L.P. disclaims beneficial ownership of the shares held by each of the aforementioned entities except to the extent of his or her pecuniary interest therein. Does not include 20,000 shares of common stock subject to an option to be granted to Dr. Jones as of a grant date three business days following public announcement by us of our financial results for the quarter ended March 31, 2007, for which corporate action was taken in December 2006.

(12)	Includes 1,000 shares of common stock subject to options exercisable currently or within 60 days of March 31, 2007. Does not include 20,000 shares of common stock subject to an option to be granted to Mr. Richard as of a grant date three business days following public announcement by us of our financial results for the quarter ended March 31, 2007, for which corporate action was taken in December 2006.

(13)	Includes 387,188 shares of common stock subject to options exercisable currently or within 60 days of March 31, 2007.

(14)	Includes 129,181 shares of common stock subject to options exercisable currently or within 60 days of March 31, 2007.

(15)	Reflects shares of common stock subject to options exercisable currently or within 60 days of March 31, 2007.

(16)	Includes 120,602 shares of common stock subject to options exercisable currently or within 60 days of March 31, 2007.

(17)	Includes 143,719 shares of common stock subject to options exercisable currently or within 60 days of March 31, 2007.

(18)	Includes 1,058,608 shares of common stock subject to options exercisable currently or within 60 days of March 31, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC rules to provide us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us for the year ended December 31, 2006, and information provided to us by those persons required to file such reports, we believe that all forms required to be filed by Section 16(a) were filed on a timely basis except that, on March 7, 2007, Geoffrey C. Dunbar, Vice President, Clinical Development and Regulatory Affairs, filed a late Form 4 to report the exercise on November 6, 2006 of a stock option to purchase 11,856 shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS;

INDEMNIFICATION AGREEMENTS

New Enterprise Associates 10, Limited Partnership purchased 350,000 shares of common stock, and Oxford Bioscience Partners IV L.P. purchased 75,000 shares of common stock, in each case at a price of $9.00 per share in our initial public offering that we completed in April 2006. Each of New Enterprise Associates 10, Limited Partnership and Oxford Bioscience Partners IV L.P. beneficially owns, or beneficially owned at the time of purchase, more than 5% of our outstanding shares of common stock. M. James Barrett, a Class II director, is a general partner of NEA Partners 10, Limited Partnership, the general partner of New Enterprise Associates 10, Limited Partnership.

In May 2002, we borrowed $2.5 million from R.J. Reynolds Tobacco Holdings, Inc. to finance equipment and other fixed assets that we had previously purchased. This borrowing was paid and satisfied in full in May 2006. In January 2004, we amended the terms of the facility to permit us to borrow up to an additional $2.0 million in 2004 in up to three separate borrowings. We borrowed $1.0 million in April 2004 and $973,000 in December 2004 under the amended facility to finance equipment. The April 2004 borrowing bears a fixed interest rate of 5.87%, is payable in 48 equal monthly installments and matures in April 2008. The December 2004 borrowing bears a fixed interest rate of 6.89%, is payable in 48 monthly installments and matures in January 2009. In June 2006, we further amended the facility to permit us to borrow an additional $2.0 million on or before June 30, 2007 in up to three separate borrowings. Each borrowing would accrue interest at a per annum rate that approximates the hypothetical four-year U.S. Treasury rate, determined as of the date of the borrowing, plus 2.5% and be payable in equal monthly installments of principal and accrued interest over 48 months beginning on the first day of the month following the borrowing. All borrowings under the facility are, and all future borrowings under the facility will be, secured by specified tangible fixed assets determined to be sufficient by the lender at the time of disbursement. R.J. Reynolds Tobacco Holdings, Inc. beneficially owned more than 5% of our outstanding shares of common stock prior to the completion of our initial public offering in April 2006, but we believe that it no longer owns more than 5% of our outstanding shares of common stock.

Charles A. Blixt, a Class I director and a nominee for re-election at the meeting, served as president and a director of R.J. Reynolds Tobacco Holdings, Inc. and executive vice president and general counsel of R.J. Reynolds Tobacco Company, a subsidiary of R.J. Reynolds Tobacco Holdings, Inc., until retiring from the RJR-affiliated entities in August 2006.

In connection with our initial public offering, we entered into an indemnification agreement with each of our directors and officers. We have also entered into an indemnification agreement with each director elected to the Board after completion of our initial public offering. Pursuant to the indemnification agreements, we have agreed to indemnify and hold harmless our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The agreements generally cover expenses that a director or officer incurs or amounts that a director or officer becomes obligated to pay because of any proceeding to which he or she is made or threatened to be made a party or participant by reason of his or her service as a current or former director, officer, employee or agent of us. The agreements also provide for the advancement of expenses to directors and officers subject to specified conditions. There are certain exceptions to our obligation to indemnify our directors and officers, including with respect to any intentional malfeasance or act where the director or officer did not in good faith believe he or she was acting in our best interests, with respect to “short-swing” profit claims under Section 16(b) of the 1934 Act and, with certain exceptions, with respect to proceedings that he or she initiates.

Policy with respect to Related Person Transactions

In March 2007, the Board adopted a written policy pursuant to which each actual or proposed financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or series of similar financial transactions, arrangements or relationships, other than specified employment and compensatory matters, in which:

•	we were or would be a participant;

•	the amount involved exceeds $120,000; and

•	a “related person” (as defined under applicable SEC rules) has a direct or indirect material interest is submitted to our Audit Committee for its review and approval or, if applicable, ratification. These transactions, arrangements or relationships are known as “related person transactions.”

Under the policy, our Chief Financial Officer and General Counsel consult with regard to any proposed transaction, arrangement or relationship that is identified as a possible related person transaction. If they determine that we desire to proceed with the proposed transaction, arrangement or relationship and the General Counsel determines that it constitutes a related person transaction, it is submitted to the Audit Committee for its consideration. The Audit Committee is to consider all available relevant facts and circumstances, including the benefits to us, the impact on a director’s independence in the event the related person is a director (or a family member or entity affiliated with a director), the availability of other sources for comparable products or services, the proposed terms and the terms available to or from parties that are not related persons. No member of the Audit Committee is to participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role of Compensation Committee in the Compensation Process

The Compensation Committee of the Board is responsible for establishing the components and amounts of compensation for each of our executive officers, including the individuals identified as “named executive officers” in the Summary Compensation Table on page 25 of this proxy statement. The current members of the Compensation Committee are Mr. Skaletsky, Dr. Barrett and Dr. Jones, with Mr. Skaletsky serving as chairman. Each current member of the Compensation Committee also served during fiscal 2006.

Objectives of Executive Compensation

The primary objectives of our executive compensation are described below.

•	Remain competitive with similarly situated companies in our industry in order to attract and retain talented individuals to contribute to our long-term success.

We believe that our long-term success depends substantially on our ability to attract and retain highly-qualified, experienced individuals to serve on our executive management team, and we seek to determine executive compensation accordingly. There is currently a shortage of skilled executives in the biopharmaceutical industry, and we face intense competition for them. As a result, we believe that our total compensation package for our named executive officers must be at least competitive with those of companies of similar size in our industry. Also, because we compete on a national scale for executive talent, we assess the competitiveness of our compensation in the United States as a whole, rather than regionally.

In furtherance of this objective, we aim for the annual base cash compensation and total cash compensation for each of our named executive officers to be at or advancing towards levels representing the 50th percentile for comparable responsibilities for companies of similar size in our industry. However, where we believe it to be necessary to meet our objective with respect to critical positions on our executive management team, we sometimes compensate at a higher level.

In determining the 50th percentile for this purpose, we rely in part on the Radford Biotechnology Survey, a well-known survey of compensation data for life science companies. We also periodically assess, and provide the Compensation Committee with, data gleaned from other sources, such as other third-party surveys and public company securities filings, to provide additional information regarding market compensation in the interest of ensuring competitiveness.

•	Incentivize our named executive officers to achieve our business objectives and build stockholder value, thereby aligning their interests with the interests of our stockholders.

We believe that it is important for our compensation program to align the interests of our named executive officers with the interests of our stockholders to ensure that our named executive officers are invested in our long-term success and our goal of building stockholder value. To accomplish alignment of interests, each named executive officer’s compensation includes, in addition to base salary, the opportunity to receive an annual cash incentive bonus and eligibility for the grant of stock-based awards, which have historically been stock options. The annual cash incentive bonus is intended to make a substantial portion of each named executive officer’s annual compensation contingent on the achievement of corporate performance objectives that the Compensation Committee believes are likely to contribute to our success and build stockholder value. Accordingly, if Targacept’s interests are not advanced, the annual cash incentive bonus would be unpaid or reduced. Stock option grants, priced at fair market value, are intended to reward our named executive officers directly for increased stockholder value. Together, these components of our executive compensation, which are described in more detail below under “Elements of and Rationale for Executive Compensation,” incentivize our named executive officers to work towards the achievement of our objectives in furtherance of our long-term success.

•	Achieve internal pay equity within our executive management team.

We believe that it is important that our internal executive compensation structure promote a cohesive executive management team. Accordingly, we seek to achieve internal equity in compensating our named executive officers. In particular, our goal is that the compensation paid to each named executive officer be equitable and commensurate with his or her position, experience, responsibilities and contributions to our overall performance and achievements.

Elements of and Rationale for Executive Compensation

Our total compensation program includes base salary, an annual cash incentive bonus and stock options or other stock-based awards. These elements are designed, together, to accomplish the compensation objectives described above.

Base Salary

Base salary represents fixed cash compensation that does not vary for a particular year based on individual or corporate performance or results achieved and is intended to be compensation that employees in good standing can expect to receive. Base salary for each of our named executive officers is determined annually, taking into account:

•	the individual responsibilities of the named executive officer;

•	market salary data for individuals with responsibilities for companies of similar size in our industry comparable to those of the named executive officer;

•	the historical base salary of the named executive officer during or her his employment with us;

•	the contributions of the named executive officer to the achievement of our corporate performance objectives or otherwise to our success during the preceding year; and

•	the base salaries of our other named executive officers and other executive officers.

Annual Cash Incentive Bonus

Each of our executive officers, including our named executive officers, participates in an incentive award program. Under this program, each named executive officer is eligible to receive an annual cash bonus in an amount based on:

•

a target bonus percentage of his or her base salary assigned by the Compensation Committee, which is subject to a minimum percentage specified in the named executive officer’s employment agreement; and

•

our achievement of specified performance objectives, as well as other corporate accomplishments, that the Compensation Committee believes are likely to contribute to our success and build stockholder value.

The Compensation Committee believes that, as a clinical-stage biopharmaceutical company, our success is measured generally by our ability to advance product candidates into and through the clinic towards the market, to identify new product candidates for indications that may represent significant market opportunities, to attract collaborators with particularized expertise and substantial resources, to secure capital to fund our research and development activities and to manage our cash resources prudently. Accordingly, our performance objectives typically relate to one or more of the following areas—clinical development, pharmaceutical development, preclinical research, business development, financing and budget management.

Under our incentive award program, at or about the beginning of each fiscal year, the Compensation Committee establishes corporate performance objectives for that year and ascribes a percentage weight to each objective. The aggregate weight for all of the objectives is at least equal to, and may exceed, 100%.

Following the end of the fiscal year, the Compensation Committee determines which of the specified performance objectives have been met, the circumstances surrounding any objectives that have not been met (which may include, for example, a strategic change that occurred during the year) and whether, taking into account the circumstances, it would be appropriate to credit the objective, and the extent to which any adjustment should be made for other corporate accomplishments that occurred during the year. The Compensation Committee then sets the cash incentive bonus percentage to be applied under the incentive award program for that year. Because the Compensation Committee believes that the achievement of our objectives and our overall success require inter-disciplinary contribution across our executive management team and that the achievement of, or failure to achieve, any particular objective reflects the performance of all of our executive officers collectively, all of the annual cash incentive bonus paid to each of our named executive officers is based on the achievement of our corporate performance objectives and other corporate accomplishments and not on an assessment of the particular named executive officer’s individual performance. Accordingly, the amount of each named executive officer’s cash incentive bonus for a particular fiscal year is determined by multiplying his or her base salary times his or her target bonus percentage times the cash incentive bonus percentage set by the Compensation Committee for that year.

All of our non-executive employees also participate in the incentive award program, but, for each of these employees, only 50% of the annual cash incentive bonus is based on the percentage determined by the Compensation Committee as described above and the other 50% is based on individual performance.

Our incentive award program furthers our executive compensation objectives by:

•

focusing our named executive officers’ attention directly on, and incentivizing them to achieve, corporate objectives, typically in the categories described above, that the Compensation Committee believes are likely to contribute to our success and build stockholder value;

•

making a substantial portion of the annual compensation for our named executive officers contingent on achievement of the specified objectives, thereby aligning their interests with the interests of our stockholders; and

•

balancing the fixed cash compensation that, in some cases, may be lower than our named executive officers could potentially obtain at larger or more mature companies, thereby better enabling us to attract and retain executive talent.

Stock Options or other Stock-Based Awards

Our named executive officers and other employees are also eligible to be granted stock options or other stock-based awards under the Targacept, Inc. 2006 Stock Incentive Plan, the successor plan to the Targacept, Inc. 2000 Equity Incentive Plan. The 2000 Equity Incentive Plan and the 2006 Stock Incentive Plan are referred to together in this proxy statement as the “Equity Plans.” The granting of awards to named executive officers under the Equity Plans is within the discretion of the Compensation Committee or the Board. This includes the discretion to include which individuals receive awards, the number of shares to be subject to any award and any relevant price or vesting schedule.

Since our inception, the only stock-based awards that have been made to employees under the Equity Plans have been stock options, except for restricted stock issued to our founders when we became an independent company in 2000. All options that have been granted to our employees, including our named executive officers, have been designated as incentive options, subject to applicable limits imposed by the Internal Revenue Code and applicable tax regulations. Incentive options provide the potential for more favorable tax treatment for employees than nonqualified options. The Compensation Committee has elected historically to use stock options, rather than restricted stock or other stock-based awards, as our standard form of stock-based compensation due primarily to the expectation and familiarity of options as part of compensation packages for personnel in our industry and to enable greater flexibility for our employees in tax planning than they would have if we were to use, for example, restricted stock.

Historically, each option that has been granted to one of our employees has had an exercise price equal to the fair market value as of the date of grant, as determined by the Compensation Committee or the Board in accordance with the applicable Equity Plan. Since we completed our initial public offering in April 2006, the Compensation Committee has granted options to named executive officers once, in August 2006. Consistent with the terms of the 2006 stock incentive plan, the exercise price for each of the August 2006 options was equal to the closing price of our common stock on the NASDAQ Global Market on the last trading day immediately preceding the date of grant.

The granting of options to named executive officers furthers our executive compensation objectives by:

•

aligning directly the interests of the named executive officer with the interests of our stockholders, inasmuch as the named executive officer only receives a financial reward as a result of the grant of an option priced at fair market value if the market price of our common stock increases after the grant is made and then only to the same extent as any third party who purchased shares of our common stock at the same time as the grant;

•	creating, given our stage of development and growth potential, the possibility of substantial wealth accumulation that serves as a compelling recruitment tool; and

•	serving, because options granted to our named executive officers typically have vesting schedules that extend over a four-year period, as a powerful retention tool.

Timing of Option Grants

There has not historically been any fixed time or time of year in which the Compensation Committee considers whether to grant options to our named executive officers or other employees. In 2005, options were granted to our employees generally, including our named executive officers, in March. No grant of options was considered at or about the same time in 2006 because we were in the midst of the initial public offering process. It is contemplated that, in the future, the Compensation Committee will, as a general matter, consider making option grants each year at its third regularly scheduled meeting, which typically occurs in the third quarter.

We do not have any program, plan or practice to select dates for options to be granted to executive officers in coordination with the release of material non-public information. However, in 2006, the Compensation Committee did take into account the increased scrutiny surrounding the timing of option grants in an effort to avoid the appearance of impropriety. In particular, the Compensation Committee sought to avoid granting options a short time before it was considered possible that our strategic collaborator AstraZeneca might notify us of its determination whether to proceed with further development of our product candidate AZD3480 (TC-1734). Taking the potential future timing of this notification into account, the Compensation Committee granted options to our employees generally in August 2006. Furthermore, in December 2006, the Board approved the grant of options to certain directors with a grant date of the third business day following our public announcement of financial results for the first quarter of 2007, a date designed to ensure that they would not be granted within a short time before AstraZeneca’s determination with respect to AZD3480 (TC-1734).

Decision to Pay Each Element and Determination of Amounts for 2006

With respect to fiscal 2006, the Compensation Committee determined the base salaries of our executive officers in January 2006, granted stock options to our executive officers in February and August 2006 and awarded cash incentive bonuses in January 2007.

Base Salary

In determining the base salary for fiscal 2006 for each of our named executive officers, the Compensation Committee considered the base salaries of, and total cash compensation for, persons with comparable responsibilities for companies of similar size in our industry based on number of employees (as reflected in the Radford Biotechnology Survey and industry research conducted by New Enterprise Associates, one of our principal stockholders). Taken as a whole, this market data indicated that the base salaries of Dr. deBethizy, Mr. Musso and Dr. Bencherif for 2005 fell short of, and the base salaries of Mr. Brennan and Dr. Dunbar for 2005 at least met, our goal of the 50th percentile of base salaries paid to persons with comparable responsibilities for companies of a similar size in our industry. In addition, the total cash compensation for Dr. deBethizy and Mr. Musso fell short of our goal of the 50th percentile.

In addition to the market data, the Compensation Committee considered Dr. deBethizy’s role in establishing our strategic collaboration with AstraZeneca in December 2005, his strong leadership in the preceding year following the termination in March 2005 of our first proposed initial public offering, the value of the relationships in the investor and financial communities that he established during fiscal 2005 and the progress made in our product development programs. With respect to each of our other named executive officers, the Compensation Committee also considered the recommendations of Dr. deBethizy.

Based on its consideration of the foregoing factors and in furtherance of our objective to retain talented individuals to contribute to our long-term success, in January 2006, the Compensation Committee approved an increase in the base salary for:

•	Dr. deBethizy from $310,000 for fiscal 2005 to $335,000 for fiscal 2006;

•	Mr. Musso from $205,000 for fiscal 2005 to $220,375 for fiscal 2006;

•	Dr. Bencherif from $200,000 for fiscal 2005 to $208,000 for fiscal 2006;

•	Mr. Brennan from $234,000 for fiscal 2005 to $245,700 for fiscal 2006; and

•	Dr. Dunbar from $264,316 for fiscal 2005 to $269,602 for fiscal 2006.

Subsequently, in June 2006, in recognition of Mr. Musso’s increased responsibilities as chief financial officer of a public company and to promote internal equity among our named executive officers, the Compensation Committee approved an additional increase to Mr. Musso’s base salary to $245,000 on an annualized basis.

Cash Incentive Bonus

In January 2006, the Compensation Committee established the following performance objectives under our incentive award program for fiscal 2006: accomplish the stated objectives for the first year of the research plan for our preclinical research collaboration with AstraZeneca; complete our Phase II clinical trial of TRIDMAC™ (a treatment combination comprised of mecamylamine hydrochloride and citalopram hydrobromide) in major depression and report the top line results; complete analysis of the data from our Phase II trial of AZD3480 (TC-1734) in age associated memory impairment and submit the results to the U.S. Food and Drug Administration; complete preclinical work on our product candidate TC-2216 and make a regulatory filing to initiate clinical development; initiate a Phase II clinical trial of our product candidate TC-2696; complete preclinical work on our product candidate TC-5619 to be on track to make a regulatory filing during a specified period to initiate clinical development; identify a product candidate and be on track to make a regulatory filing during a specified period to initiate clinical development for a particular target indication; achieve a specified business development objective; complete an initial public offering of at least a specified size and manage operations within the approved budget; and obtain a decision by AstraZeneca during the year to advance AZD3480 (TC-1734) into Phase IIb studies or to continue the collaboration in the event it determined not to advance AZD3480 (TC-1734) into Phase IIb studies. Some of these performance objectives included a specified target date for completion within fiscal 2006. The aggregate percentage weight for the performance objectives was 175%.

In January 2007, the Compensation Committee set the cash incentive bonus percentage to be applied under our incentive award program for fiscal 2006 at 160%. In determining the cash incentive bonus percentage, the Compensation Committee determined that we had met six of our performance objectives as specified, and that it would be appropriate to credit two of our other performance objectives. In particular, the Compensation Committee considered that (1) our Phase II clinical trial of TRIDMAC™ was completed and the results were reported, with a delay from the originally specified target date for completion of the objective resulting from a protocol amendment that increased the number of patients in the trial, and (2) our analysis of the data from our Phase II clinical trial of AZD3480 (TC-1734) in age associated memory impairment was completed in a timely manner, but we modified our regulatory strategy for that product candidate and did not submit the trial results in 2006.

For fiscal 2006, the target bonus percentage for Dr. deBethizy was 40%, and the target bonus percentage for each of the other named executive officers was 30%. In determining these percentages, our Compensation Committee considered our goal that each of our named executive officers be at or advancing towards a total cash compensation level representing the 50th percentile for comparable responsibilities for companies of similar size in our industry.

Based on the cash incentive bonus percentage and the target bonus percentages described above for fiscal 2006, Dr. deBethizy received a cash incentive bonus of $214,400, Mr. Musso received a cash incentive bonus of $112,189, Dr. Bencherif received a cash incentive bonus of $99,840, Mr. Brennan received a cash incentive bonus of $117,936 and Dr. Dunbar received a cash incentive bonus of $129,409.

Stock Options

On February 28, 2006, the Compensation Committee granted options to purchase common stock to six employees, including Mr. Brennan. The option to Mr. Brennan was granted in recognition of his role in the successful completion of our collaboration agreement with AstraZeneca. The number of shares subject to the option granted to Mr. Brennan was 15,960. The exercise price per share for the option to Mr. Brennan was $5.10, the fair market value as of the grant date as determined by the Compensation Committee.

On August 16, 2006, the Compensation Committee granted an option to purchase common stock to each of our named executive officers, as well as to our other executive officers and substantially all of our employees. The number of shares subject to the option granted to Dr. deBethizy was 229,163, or 35% of the total number of shares subject to options granted to all of the members of our executive management team; the number of shares subject to the option granted to each of Mr. Musso and Mr. Brennan was 65,475, or 10% of the total number of shares subject to options granted to the members of our executive management team; and the number of shares subject to the options granted to Dr. Bencherif and Dr. Dunbar was 61,547, or approximately 9% of the total number of shares subject to options granted to the members of our executive management team. All of these options have an exercise price of $5.55 per share, the closing price of our common stock on the NASDAQ Global Market on August 15, 2006.

In addition to furthering our compensation objectives of retaining and motivating our named executive officers to contribute to our long-term success and build stockholder value and aligning the interests of our named executive officers with the interests of our stockholders, the Compensation Committee considered a tally sheet for each of our named executive officers in determining to grant the options described above. The tally sheet for each named executive officer included the following information:

•	his base salary, target bonus percentage and the resulting target bonus, cash incentive bonus paid and 401(k) company match for each year of employment;

•	the number of shares of common stock held by him;

•

the options previously granted to him, including the respective numbers of shares subject to the options and exercise prices, the total number of shares subject to all outstanding options, the number of those shares subject to exercisable options as of August 1, 2006 and the value of those exercisable options determined based on the fair market value of our common stock on August 1, 2006;

•	whether the exercise price of any outstanding options held by him was less than the then-current fair market value of the common stock (i.e., whether the options were “underwater”); and

•

a description of our obligations under his employment agreement in the event his employment is terminated, other than for just cause, or in the event he terminates his employment for good reason. Our named executive officers’ employment agreements are described in more detail below under “Employment Agreements.”

Role of Management in the Compensation Process

As described above, the Compensation Committee determines the base salary and target bonus percentage for each of our named executive officers on an annual basis. As part of the process, our Controller, at the direction of Dr. deBethizy or Mr. Skaletsky, assembles with respect to each named executive officer current base and total compensation data and compensation history, data showing the relationship of the named executive officer’s compensation to that of our other named executive officers, and base and total compensation data for the most comparable job description for companies of similar size in the Radford Biotechnology Survey. Our Controller, who is a certified compensation professional, currently uses tally sheets as the format for organizing the information and may supplement it with publicly-available market data for the comparable position at companies of similar size in our industry.

Dr. deBethizy considers the assembled information and the performance of each named executive officer other than himself and makes a recommendation regarding each such named executive officer’s base salary and target bonus percentage to the Compensation Committee. At or about the same time, he proposes to the Compensation Committee corporate performance objectives, determined in consultation with our entire executive management team, for the annual cash incentive program. He then participates in the meeting at which the Compensation Committee determines the base salary and target bonus percentage for our named executive officers and the objectives for the annual cash incentive program. No other member of management is present for the portion of this meeting during which these matters are determined. Dr. deBethizy is excused from the portion of the meeting when his performance is considered and his base salary and target bonus percentage are determined.

With respect to the granting of options, the Compensation Committee has historically advised Dr. deBethizy of the period of time over which the shares reserved for issuance under the Equity Plans may be considered for grant. In making that determination, the Compensation Committee considers market data from the Radford Biotechnology Survey relating to the issuance of shares subject to stock-based plans and the number of shares subject to stock-based plans as a percentage of overall capitalization, in each case for companies of similar size in our industry.

Based on the guidance received from the Compensation Committee, Dr. deBethizy may from time to time propose that the Compensation Committee consider the grant of options. In that event, Dr. deBethizy typically recommends a number of shares to be made subject to the option proposed to be granted to each member of our executive management team based on our executive compensation objectives and his or her individual performance. The Compensation Committee then makes the determination whether to grant any or all of the options and, if so, the number of shares to be subject to each option.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that accompanies this report with Targacept’s management. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Targacept’s Annual Report on Form 10-K for the year ended December 31, 2006 by incorporation by reference to this proxy statement.

Except for the Annual Report on Form 10-K described above, this Compensation Committee report is not incorporated by reference into any of Targacept’s previous or future filings with the SEC, unless any such filing explicitly incorporates the report.

Mark Skaletsky, Chairman

M. James Barrett, Ph.D.

Elaine V. Jones, Ph.D.

Summary Compensation

The following table contains information regarding the total compensation for the fiscal year ended December 31, 2006 of our chief executive officer, chief financial officer and three other most highly compensated executive officers who were serving as executive officers on December 31, 2006. We refer to these individuals as our “named executive officers.”

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation (3)	Total
J. Donald deBethizy President and Chief Executive Officer	2006	$335,000	$33,500	$244,187	$180,900	$13,200	$806,787

Alan A. Musso Vice President, Chief Financial Officer, Secretary and Treasurer	2006	233,728	17,530	68,577	94,659	13,200	427,694

Geoffrey C. Dunbar Vice President, Clinical Development and Regulatory Affairs	2006	269,602	20,220	71,182	109,189	13,200	483,393

Jeffrey P. Brennan Vice President, Business and Commercial Development	2006	245,700	18,427	44,504	99,509	13,200	421,340

Merouane Bencherif Vice President, Preclinical Research	2006	208,000	15,600	68,796	84,240	13,200	389,836

(1)	The amounts in these columns, together, reflect cash payments made in January 2007 with respect to fiscal 2006 pursuant to our incentive award program. Our incentive award program is discussed in detail above under “Compensation Discussion and Analysis.”

(2)	The amounts in this column reflect the dollar amounts recognized as compensation expense for financial reporting purposes for stock options for the fiscal year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R), disregarding estimated forfeitures. There were no actual forfeitures by any named executive officer in 2006. The dollar amounts recognized reflect stock option grants made prior to or during 2006. The assumptions that we used to calculate these amounts are discussed in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(3)	The amounts in this column represent matching contributions that we made under our 401(k) plan.

Information Relating to Plan-Based Award Grants

The following table contains information regarding grants of plan-based awards to our named executive officers made during the fiscal year ended December 31, 2006.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date (2)		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($Sh) (3)	Closing Market Price on Grant Date	Grant Date Fair Value of Option Awards (4)
			Threshold	Target	Maximum
J. Donald deBethizy	8/16/2006					229,163 (5)	$5.55	$5.60	$870,820
	—			$134,000	$234,500
Alan A. Musso	8/16/2006					65,475 (5)	5.55	5.60	248,805
	—			70,119	122,707
Geoffrey C. Dunbar	8/16/2006					61,547 (5)	5.55	5.60	233,879
	—			80,881	141,541
Jeffrey P. Brennan	1/12/2006	(6)				5,778 (6)	—	—	694 (7)
	2/28/2006					15,959 (8)	5.10	5.10	55,537
	8/16/2006					65,475 (5)	5.55	5.60	248,805
	—			73,710	128,993
Merouane Bencherif	8/16/2006					61,547 (5)	5.55	5.60	233,879
	—			62,400	109,200

(1)	Our incentive award program is considered a non-equity incentive plan and is discussed above under “Compensation Discussion and Analysis.” There is no threshold amount payable under the program. The amounts shown in the “Target” column reflect each named executive officer’s target bonus percentage of base salary set by the Compensation Committee for fiscal 2006. The amounts shown in the “Maximum” column reflect the maximum amount payable to each named executive officer under the program based on his target bonus percentage and the aggregate weight for all of the corporate performance objectives approved by the Compensation Committee for fiscal 2006. The amount actually awarded to each named executive officer under the program is set forth above in the Summary Compensation Table” in the columns “Bonus” and “Non-Equity Incentive Plan Compensation.” All amounts awarded under the program for fiscal 2006 were paid in January 2007.

(2)	The options granted as of the dates shown in this column were granted under our 2006 stock incentive plan except for Mr. Brennan’s option granted February 28, 2006, which was granted under our 2000 equity incentive plan.

(3)	The exercise price is the closing price per share of our common stock on the NASDAQ Global Market on the trading day immediately preceding the grant date. The 2006 stock incentive plan, the plan under which options are granted following completion of our initial public offering in April 2006, provides that the closing price per share of our common stock on the NASDAQ Global Market on the trading day immediately preceding the grant date is the fair market value, unless the Board or Compensation Committee determines otherwise.

(4)	The amounts in this column reflect the grant date fair value of each option calculated in accordance with SFAS 123(R).

(5)	This option vests in equal installments on the last day of 16 consecutive calendar quarters beginning September 30, 2006.

(6)	On January 12, 2006, the Compensation Committee approved a modification to an option previously granted to Mr. Brennan to accelerate vesting of the then unvested portion of the option upon the completion of our initial public offering. There were 5,778 shares of common stock underlying the unvested portion of the option as of the modification date.

(7)	This amount is the incremental fair value resulting from the modification described above in footnote (6), calculated as of the date of the modification pursuant to SFAS 123(R). The incremental fair value reflects the fair value of the option as of the date of the modification in excess of the fair value of the option as previously determined.

(8)	This option vested 25% on March 31, 2007 and then vests in equal installments on the last day of 12 consecutive calendar quarters beginning June 30, 2007.

All options outstanding prior to the completion of our initial public offering were granted under the 2000 equity incentive plan. On August 20, 2003, the Board amended that plan to limit the acceleration of vesting upon completion of our initial public offering to those options granted prior to that date. Mr. Brennan joined us as our Vice President, Business and Commercial Development on September 1, 2003 and was granted an option to purchase 21,333 shares of common stock on that date. On January 12, 2006, the Compensation Committee determined, based on considerations of internal equity and the terms of the 2000 equity incentive plan in existence during the recruitment of Mr. Brennan, to accelerate the vesting of the option granted to Mr. Brennan on September 1, 2003 under the same circumstances and on the same basis as options granted prior to August 20, 2003. Accordingly, the option granted to Mr. Brennan on September 1, 2003 became fully exercisable upon completion of our initial public offering in April 2006.

Additional discussion regarding material factors that may be helpful in understanding the information included in the Summary Compensation Table and Grants of Plan-Based Awards table is included above under “Compensation Discussion and Analysis.”

Employment Agreements

We have entered into employment agreements with each of our named executive officers. Each employment agreement continues until terminated by us or by the named executive officer except for Mr. Brennan’s employment agreement, which by its terms expires on December 31, 2007 unless extended.

Each employment agreement provides for a minimum annual base salary that will be reviewed and is subject to increase in accordance with our policies and procedures. In addition, each named executive officer’s annual base salary is to be increased annually as necessary to be consistent with the median base salaries of employees in similar positions at comparable companies as described in the then current Radford Biotechnology Compensation Report. Each named executive officer is also eligible to receive stock-based awards and to earn an annual bonus based on a target percentage of his annual base salary. Each named executive officer’s employment agreement provides for a minimum target bonus percentage, which may be increased at the discretion of the Board or Compensation Committee. Currently, the Compensation Committee has set the target annual bonus percentage for Dr. deBethizy at 40% and for each of our other named executive officers at 30%.

If a named executive officer’s employment terminates for any reason, the named executive officer is entitled to receive a lump sum equal to any base salary, bonus and other compensation earned and due but not paid through the effective date of termination. In addition, if we terminate a named executive officer’s employment other than for “Just Cause” or a named executive officer terminates his employment for “Good Reason,” he is entitled to receive:

•

severance, payable monthly, equal to his then current base salary for twelve months in the case of Dr. deBethizy and nine months for all other named executive officers, following termination or, if shorter, until he secures other employment;

•

acceleration of unvested options to purchase capital stock or restricted stock—Dr. deBethizy is entitled to twelve months acceleration, Mr. Brennan is entitled to nine months acceleration and all other named executive officers are entitled to six months acceleration;

•	continuation of the health and life insurance benefits coverage provided to him as of the date of termination for the period during which he receives severance; and

•	up to $10,000 in outplacement counseling services.

Under the employment agreements:

•

“Just Cause” means the named executive officer’s: (i) willful and material breach of the agreement and his continued failure to cure the breach for a specified period; (ii) conviction of, or entry of a plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude, (iii) willful commission of an act of fraud, breach of trust, or dishonesty including, without limitation, embezzlement, that results in material damage or harm to our business, financial condition or assets; or (iv) intentional damage or destruction of substantial property of ours; and

•

“Good Reason” means: (i) our breach (or any successor’s breach) of any material provision of the agreement; (ii) any purported termination of the named executive officer’s employment by us (or any successor) which is not effected in accordance with the agreement; or (iii) any failure of us (or any successor) to pay the named executive officer any amounts of base salary or bonus compensation that have become due and payable to him within 30 days after he has made demand therefor.

Each employment agreement provides that the named executive officer shall at all times maintain the confidentiality of our proprietary information and shall not during the term of employment, and for a period of 12 months with respect to Dr. deBethizy or nine months with respect to each other named executive officer after termination of employment, engage in a business defined in the agreements as competitive to us.

Information Relating to Equity Awards

The following table contains information for each of our named executive officers regarding equity awards outstanding as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price (1)	Option Expiration Date
J. Donald deBethizy	6,769	—		$ 3.53	9/14/2010
	798	—		5.10	2/14/2012
	4,415	—		5.10	1/13/2013
	31,771	—		(2)	1/30/2013
	171,063	31,307	(3)	(4)	10/30/2013
	5,868	—		5.63	1/25/2014
	104,400	69,600	(5)	1.75	3/28/2015
	28,645	200,518	(6)	5.55	8/15/2016

Alan A. Musso	19,201	—		(7)	2/24/2012
	5,101	—		5.10	1/13/2013
	16,665	—		(8)	1/30/2013
	39,532	6,977	(3)	(9)	10/30/2013
	2,880	—		5.63	1/25/2014
	28,800	19,200	(5)	1.75	3/28/2015
	8,184	57,291	(6)	5.55	8/15/2016

Geoffrey C. Dunbar	7,625	—		(10)	5/31/2011
	4,896	—		5.10	2/14/2012
	15,999	—		(11)	1/30/2013
	38,529	8,891	(3)	(12)	10/30/2013
	3,950	—		5.63	1/25/2014
	32,400	21,600	(5)	1.75	3/28/2015
	7,693	53,854	(6)	5.55	8/15/2016

Jeffrey P. Brennan	21,333	—		(13)	8/31/2013
	1,200	—		5.63	1/25/2014
	24,000	16,000	(5)	1.75	3/28/2015
	—	15,959	(14)	5.10	2/27/2016
	8,184	57,291	(6)	5.55	8/15/2016

Merouane Bencherif	23,206	—		3.53	9/14/2010
	3,952	—		5.10	2/14/2012
	6,456	—		5.10	1/13/2013
	16,000	—		(15)	1/30/2013
	47,283	8,345	(3)	(16)	10/30/2013
	30,000	20,000	(5)	1.75	3/28/2015
	7,693	53,854	(6)	5.55	8/15/2016

(1)	Each option shown for which a portion of the underlying shares has an exercise price that is different from the other underlying shares, as indicated in various footnotes below, reflects the effect of a repricing of the portion of the option that was not yet exercisable as of March 31, 2005. The repricing was implemented by the Board in April 2005.

(2)	The exercise price for 20,833 of the shares underlying this option is $5.10 per share and the exercise price for the remaining 10,938 underlying this option is $1.75 per share.

(3)	The unexercisable portion of this option as of December 31, 2006 vests in equal installments on the last day of three consecutive calendar quarters beginning March 31, 2007.

(4)	The exercise price for 98,014 of the shares underlying this option is $5.10 per share and the exercise price for the remaining 104,356 shares underlying this option is $1.75 per share.

(5)	The unexercisable portion of this option as of December 31, 2006 vests in equal installments on the last day of eight consecutive calendar quarters beginning March 31, 2007.

(6)	The unexercisable portion of this option as of December 31, 2006 vests in equal installments on the last day of 14 consecutive calendar quarters beginning March 31, 2007.

(7)	The exercise price for 13,701 of the shares underlying this option is $5.10 per share and the exercise price for the remaining 5,500 shares underlying this option is $1.75 per share.

(8)	The exercise price for 11,197 of the shares underlying this option is $5.10 per share and the exercise price for the remaining 5,468 shares underlying this option is $1.75 per share.

(9)	The exercise price for 23,254 of the shares underlying this option is $5.10 per share and the exercise price for the remaining 23,255 shares underlying this option is $1.75 per share.

(10)	The exercise price for 6,354 of the shares underlying this option is $5.10 per share and the exercise price for the remaining 1,271 shares underlying this option is $1.75 per share.

(11)	The exercise price for 10,749 of the shares underlying this option is $5.10 per share and the exercise price for the remaining 4,250 shares underlying this option is $1.75 per share.

(12)	The exercise price for 29,638 of the shares underlying this option is $5.10 per share and the exercise price for the remaining 17,782 shares underlying this option is $1.75 per share.

(13)	The exercise price for 11,555 of the shares underlying this option is $5.10 per share and the exercise price for the remaining 9,778 shares underlying this option is $1.75 per share.

(14)	The unexercisable portion of this option as of December 31, 2006 vests 25% on March 31, 2007 and in equal installments on the last day of 12 consecutive calendar quarters beginning June 30, 2007.

(15)	The exercise price for 10,750 of the shares underlying this option is $5.10 per share and the exercise price for the remaining 5,250 shares underlying this option is $1.75 per share.

(16)	The exercise price for 27,814 of the shares underlying this option is $5.10 per share and the exercise price for the remaining 27,814 shares underlying this option is $1.75 per share.

The following table contains information for each named executive officer regarding the exercise of stock options during the fiscal year ended December 31, 2006.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Geoffrey C. Dunbar	11,856	$75,048	—	—

(1)	The amount in this column is calculated based on the difference between the closing market price per share of our common stock on the date of exercise and the exercise price per share of the stock option.

Payments upon Termination in certain Circumstances

We have entered into employment agreements with each of our named executive officers. Each of these agreements provides for payments and benefits to the named executive officer if we terminate (or if a successor following a change of control terminates) his employment other than for Just Cause or he terminates his employment for Good Reason. The terms “Just Cause” and “Good Reason” are discussed above under “— Employment Agreements.”

Under SEC rules, we are required to estimate and quantify the payments and benefits that would be payable upon the occurrence of a triggering event, as if the triggering event had occurred as of the last business day of the last fiscal year. Accordingly, the following table sets forth the estimated payments and benefits that would have become payable if we had terminated the employment of any of our named executive officers without Just Cause or if any of our named executive officers had terminated his employment with us for Good Reason as of December 29, 2006.

SUMMARY OF POTENTIAL PAYMENTS UPON TERMINATION

	Severance (1)	Incentive Award Program (2)	Value of Accelerated Options (3)	Continuation of Health and Life Insurance (4)	Outplacement Counseling Services
J. Donald deBethizy	$335,000	$214,400	$379,636	$13,500	$10,000

Alan A. Musso	183,750	112,189	97,636	10,125	10,000

Geoffrey C. Dunbar	202,202	129,409	109,613	7,272	10,000

Jeffrey P. Brennan	184,275	117,936	77,543	10,125	10,000

Merouane Bencherif	156,000	99,840	104,035	10,125	10,000

(1)	The amounts in this column reflect the aggregate amount that would be payable over 12 months in the case of Dr. deBethizy and nine months in the case of each other named executive officer or, if shorter in each case, until such time as he secures other employment.

(2)

The amounts in this column are calculated based on the cash incentive bonus percentage set in January 2007 by the Compensation Committee for our incentive award program for fiscal 2006. As discussed above under “Compensation Discussion and Analysis,” the Compensation Committee determines the cash incentive bonus percentage to be applied under the program for a fiscal year following the end of the year based on our achievement of performance objectives and other corporate accomplishments that occurred during the year. The program anticipates that the cash incentive bonus percentage applied under the program is likely to change from year to year.

(3)	The amounts in this column are calculated based on the difference between $9.05, the closing price of our common stock on the NASDAQ Global Market on December 29, 2006, and the exercise price per share of each option for which vesting would be accelerated.

(4)	The amounts in this column are calculated based on the monthly premiums that we pay for the medical, dental and life insurance coverage received by each named executive officer as of December 29, 2006.

Compensation of Directors

Effective upon completion of our initial public offering in April 2006, we adopted a new non-employee director compensation program. Subsequently, in December 2006, the Governance and Nominating Committee recommended, and the Board approved, an increase to the cash component of the program. Under the program:

•

each non-employee director who is first elected or appointed to the Board after our initial public offering receives a nonqualified option to purchase 25,000 shares of common stock on the fifth business day after his or her election or appointment (an “Initial Option”);

•

each non-employee director who is first elected or appointed as chairman of the Board after our initial public offering receives an additional Initial Option to purchase 10,000 shares of common stock on the fifth business day after his or her election or appointment;

•

each non-employee director receives on an annual basis a nonqualified option to purchase 7,500 shares of common stock or, in the case of the chairman of the Board, an option to purchase 12,500 shares of common stock (an “Annual Option”);

•	each non-employee director receives an annual cash retainer of $20,000 payable in quarterly installments ($35,000 in the case of the chairman of the Board); and

•

each member of the Audit Committee receives an additional cash retainer of $6,000 ($16,000 in the case of the chairman of the committee); each member of the Compensation Committee receives an additional cash retainer of $3,000 ($5,500 in the case of the chairman of the committee); and each member of the Governance and Nominating Committee receives an additional cash retainer of $3,000 ($5,500 in the case of the chairman of the committee).

Each Initial Option vests and becomes exercisable (i) on the first anniversary of the date of grant with respect to one-third of the shares subject to the option, if the recipient director remains in service as of such date, and (ii) on a pro rata quarterly basis over the next two years with respect to the remaining two-thirds of the shares subject to the option, if the recipient director remains in service during such periods.

Beginning in 2007, each Annual Option is granted on the fifth business day after the applicable annual or other stockholders meeting at which directors are elected, if the recipient director remains in service as of such grant date, and vests in full on the first anniversary of the date of grant if the director remains in service on that date.

The option price per share for both Initial Options and Annual Options is equal to the fair market value of the common stock on the date the option is granted, as determined in accordance with our 2006 stock incentive plan (or any successor plan). The option period for both Initial Options and Annual Options is 10 years. Initial Options and Annual Options granted to any director are subject to certain restrictions on exercise if his or her service on the Board terminates.

Process for Determining Director Compensation

From time to time, our Controller, at the direction of Dr. deBethizy, the Governance and Nominating Committee or other members of the Board, surveys similar-size companies in our industry to evaluate the competitiveness of our non-employee director compensation program. Based on the findings, the Governance and Nominating Committee considers whether to recommend that the Board modify our non-employee director compensation program.

Director Compensation Table

The following table contains information regarding total compensation paid to members of the Board who are not also named executive officers during the fiscal year ended December 31, 2006.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)		All Other Compensation		Total
Mark Skaletsky	$31,875	$1,395	$—		$—		$33,270

M. James Barrett	16,875	—	840	(2)	—		17,715

Charles A. Blixt	24,375	—	840	(2)	—		25,215

G. Steven Burrill	5,625	—	840	(2)	—		5,625

Alan W. Dunton	5,000	—	—		—		5,000

Errol B. De Souza	22,500	—	840		10,000	(3)	33,340

Ann F. Hanham (4)	10,000	—	—		—		10,840

Elaine V. Jones	18,750	—	840	(2)	—		19,590

John P. Richard	20,625	—	840		—		21,465

(1)	The amounts in these columns reflect the dollar amounts recognized as compensation expense for financial reporting purposes for restricted stock and stock options, respectively, for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R), disregarding estimated forfeitures. There were no actual forfeitures by any director in 2006. The dollar amounts recognized reflect a restricted stock award and stock option grants made prior to 2006. The assumptions that we used to calculate these amounts are discussed in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(2)	At the request of the director, all option grants underlying the compensation expense shown were made to an entity designated by the director with which he or she is affiliated.

(3)	This amount reflects a special payment to Dr. De Souza in recognition of both a shortening of the period during which a stock option previously granted to him is exercisable as a result of an amendment to the option designed to comply with Section 409A of the Internal Revenue Code and his service to us (including his service on an interim basis on the Audit Committee).

(4)	Ann F. Hanham resigned from the Board on August 16, 2006.

In December 2006, the Board approved the grant, as of a date three business days following public announcement by us of our financial results for the first quarter of 2007, of a stock option exercisable for 7,500 shares of common stock to each of Dr. Barrett, Mr. Blixt, Mr. Burrill, Dr. De Souza, Dr. Dunton, Dr. Jones and Mr. Richard, and a stock option exercisable for 12,500 shares of common stock for Mr. Skaletsky. Each option has an exercise price per share equal to the fair market value of our common stock as of the date of grant determined in accordance with our 2006 stock incentive plan. These options represent the equity component of our non-employee director compensation in respect of fiscal 2006 and each is subject to the director having remained in service as of the grant date. Each option vests in full on the earlier of the last business day prior to the date of the meeting or June 29, 2007, if the director remains in service as of such earlier date.

At the same time, the Board also approved the grant, as of the same grant date, of a stock option exercisable for 20,000 shares of common stock to each of Dr. Barrett, Mr. Blixt, Mr. Burrill, Dr. De Souza, Dr. Jones, Mr. Richard and Mr. Skaletsky with an exercise price per share equal to the fair market value of our common stock as of the date of grant determined in accordance with our 2006 stock incentive plan. These options were designed to further our goals of compensating directors equitably and retaining qualified directors, in recognition of the different equity compensation to be received by directors upon first joining the Board after completion of our initial public offering as compared to the equity compensation received by directors upon first joining the Board prior to our initial public offering. Each option vests in full on the date of grant, subject to the director having remained in service as of the grant date.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information regarding securities authorized for issuance under our equity compensation plans in effect as of December 31, 2006. Our equity compensation plans consist of our 2006 stock incentive plan and our 2000 equity incentive plan.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1)
Equity compensation plans approved by security holders	2,476,977	$3.89	1,857,704
Equity compensation plans not approved by security holders	—	—	—

Total	2,476,977	$3.89	1,857,704

(1)	In addition to being available for future issuance upon exercise of stock options that may be granted after December 31, 2006, our 2006 stock incentive plan provides for the issuance of restricted stock awards and other stock-based awards.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

The Audit Committee has appointed Ernst & Young LLP to audit our financial statements for the fiscal year ending December 31, 2007. Ernst & Young, an independent registered public accounting firm, has served as our independent auditor since we became an independent company in 2000. A representative from Ernst & Young is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions. We are soliciting stockholder ratification of the appointment of Ernst & Young, although stockholder ratification is not required by law. If the appointment of Ernst & Young is not ratified at the meeting, the Audit Committee will consider the appointment of another independent registered public accounting firm for the fiscal year ending December 31, 2007.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

Independent Registered Public Accounting Firm Fee Information

The following table sets forth the fees billed by Ernst & Young for professional services rendered in connection with the audit of our annual financial statements for the years ended December 31, 2006 and 2005 and for other services rendered by Ernst & Young during those periods.

	Fiscal 2006	Fiscal 2005
Audit Fees (1):	$367,412	$440,150
Tax Fees (2):	7,062	8,670
All Other Fees (3):	22,767	—

Total Fees:	$406,241	$448,820

(1)	Audit Fees include fees for: (a) the audit of our financial statements included in our annual report on Form 10-K and review of our financial statements included in our quarterly reports on Form 10-Q; and (b) services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years. In particular, Audit Fees for both fiscal years include services provided in connection with registration statements filed in connection with our initial public offering.

(2)	Tax Fees include fees for tax return preparation, research and technical tax advice.

(3)	All Other Fees include fees for an audit of revenue received and expenditures made by us in connection with a cooperative agreement awarded to us in 2003 by the National Institute of Standards and Technology through its Advanced Technology Program to fund the development of sophisticated molecular simulation software.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy that requires the Audit Committee to approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm prior to the provision of such services. The Audit Committee has established a pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent registered public accounting firm. In addition, the Chairman of the Audit Committee may specifically approve any service that is not a prohibited non-audit service if the fees for such service are not reasonably expected to exceed $10,000. Any such approval by the Chairman must be reported to the Audit Committee at its next scheduled meeting. The pre-approved services of the independent registered public accounting firm, and corresponding maximum fees, are reviewed annually by the Audit Committee.

Audit Committee Report

The Audit Committee has reviewed and discussed with management Targacept’s audited financial statements for the year ended December 31, 2006. The Audit Committee has also reviewed and discussed with Ernst & Young LLP, Targacept’s independent registered public accounting firm, Targacept’s audited financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Ernst & Young its independence.

Based on its discussions with management and Ernst & Young and its review of the representations and information provided by management and Ernst & Young, the Audit Committee recommended to the Board that Targacept’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006.

Except for the Annual Report on Form 10-K described above, this Audit Committee report is not incorporated by reference into any of Targacept’s previous or future filings with the SEC, unless any such filing explicitly incorporates the report.

Charles A. Blixt, Chairman

G. Steven Burrill

John P. Richard

DEADLINE FOR STOCKHOLDER PROPOSALS

Under SEC rules, if you want us to include a proposal in the proxy materials for our 2008 annual meeting of stockholders, we must receive the proposal at our executive offices at 200 East First Street, Suite 300, Winston-Salem, North Carolina 27101 no later than January 4, 2008. However, if the date of the 2008 annual meeting is changed by more than 30 days from the first anniversary of the date of the 2007 annual meeting, the deadline will instead be a reasonable time before we begin to print and mail our proxy statement for the 2008 annual meeting. The proposal should be addressed to the attention of the Secretary of the Company, and we suggest that it be sent by certified mail, return receipt requested.

If you wish to present a proposal or a proposed director candidate at the 2008 annual meeting of stockholders, but not to have the proposal or director candidate considered for inclusion in the proxy materials for that meeting, you must give us advance written notice in accordance with our bylaws. Unless waived by the Board, we must receive the required notice at our executive offices at least 60 days, but no more than 90 days, before May 3, 2008, the first anniversary of the date of the notice for the 2007 annual meeting. However, if the date of the 2008 annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the date of the 2007 annual meeting, then we must receive the required notice no earlier than the 90th day prior to the date of the 2008 annual meeting and not later than the close of business on the 10th day following the day on which notice of the date of such meeting was first mailed or public disclosure of the date of such meeting was first made, whichever occurs first. Assuming that the date of our 2008 annual meeting of stockholders is not advanced or delayed in the manner described above, appropriate notice for the 2008 annual meeting would need to be provided to us no earlier than February 3, 2008 and no later than March 4, 2008. If you do not provide timely notice of a proposal or proposed director candidate to be presented at the 2008 annual meeting of stockholders, then the persons named in the proxy card that accompanies the proxy statement for our 2008 annual meeting will decide, in their own discretion, whether or not, and how, to vote on that proposal or candidate.

Any notice from you of a proposal or a proposed director candidate for consideration at the 2008 annual meeting of stockholders must set forth: (1) a description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (2) your name and address and the beneficial owner, if any, on whose behalf the proposal is made; (3) the class and number of our securities owned by you and the class and number of our securities owned by the beneficial owner on whose behalf the proposal is made; (4) any material interest, direct or indirect, of you and such beneficial owner in such business; (5) a representation that you are the holder of record of shares of our common stock entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to present the proposal; and (6) if you are proposing to nominate a person for election as a director, (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class and number of our securities that are beneficially owned by the person, (D) a description of all arrangements or understandings between you (or the beneficial owner, if any, on whose behalf the nomination is made) and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by you, and (E) any other information relating to the person that is required to be disclosed in solicitations of proxies for elections, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including, without limitation, the person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected). As with proposals for inclusion in our proxy materials, the notice should be addressed to the attention of the Secretary of the Company, and we suggest that it be sent by certified mail, return receipt requested.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders living in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at Targacept, Inc., 200 East First Street, Suite 300, Winston-Salem, North Carolina 27101, Attention: Investor Relations or by calling (336) 480-2100. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address and telephone number.

FINANCIAL INFORMATION

Our 2006 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, accompanies this proxy statement and provides additional information about us. Our Annual Report on Form 10-K was filed with the SEC, is available on our website at www.targacept.com and is available in paper form (excluding exhibits) to beneficial owners of our common stock without charge upon written request directed to Targacept, Inc., 200 East First Street, Suite 300, Winston-Salem, North Carolina 27101, Attention: Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Alan A. Musso -------------------------------------------------------
Alan A. Musso
Vice President, Chief Financial Officer, Secretary and Treasurer

May 3, 2007

☐                    ■

PROXY

TARGACEPT, INC.

JUNE 13, 2007 ANNUAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

TARGACEPT, INC.

The undersigned stockholder of Targacept, Inc., a Delaware corporation (the “Company”), appoints J. Donald deBethizy and Mark Skaletsky, or either of them, with full power to act alone, the true and lawful attorneys in fact of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of the Company that the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held at Graylyn International Conference Center, 1900 Reynolda Road, Winston-Salem, North Carolina on Wednesday, June 13, 2007 at 9:00 a.m., Eastern Daylight Time, and at any adjournment or postponement thereof, with all powers the undersigned would possess if personally present, as follows:

The shares represented by this Proxy will be voted in accordance with the instructions of the undersigned stockholder(s) when instructions are given in accordance with the procedures described herein and the accompanying proxy statement. If this Proxy is duly executed and returned, the shares represented hereby will be voted “FOR” the nominees for director named herein and “FOR” the proposal described herein if no instruction to the contrary is indicated. If any other business is properly brought before the annual meeting, the shares represented by this Proxy will be voted at the discretion of the proxies identified above.

(Continued and to be signed on the reverse side)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF

TARGACEPT, INC.

June 13, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

■ 20330000000000000000 9	061307

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED BELOW AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

					FOR	AGAINST	ABSTAIN

1.   Proposal to elect three Class I directors for a term to expire at the 2010 annual meeting of stockholders, with each director to hold office until his successor is duly elected and qualified or until his death, retirement, resignation or removal.

				2. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	m Charles A. Blixt m Alan W. Dunton, M.D. m Ralph Snyderman, M.D.
☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEYS IN FACT, OR EITHER OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE 2006 ANNUAL
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	REPORT TO STOCKHOLDERS, WHICH INCLUDES THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■